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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

----------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person*   |2.Date of Event Requiring   |4.Issuer Name and Ticker        |6.If Amendment, Date of |
|                                          |  Statement (Month/Day/Year)|  or Trading Symbol             |  Original              |
|   Chin        Peter                      |                            |                                |    (Month/Day/Year)    |
|------------------------------------------|   June 26, 2001            |  Elast Technologies, Inc.      |                        |
|    (Last)     (First)     (Middle)       |                            |  (OTC-BB:  ELTI                |                        |
-------------------------------------------|----------------------------|---------------------------------------------------------|
|                                          |3.IRS Identification        |5.Relationship of Person to     |7.Individual or Joint/  |
|   3220 Westleigh Ave.                    |  Number of Reporting       |  Issuer (Check all applicable) |  Group Filing (Check   |
|------------------------------------------|  Person, if an Entity      |                                |  applicable line)      |
|               (Street)                   |  (Voluntary)               |                                |                        |
|                                          |                            |  [ ] Director  [X] 10% Owner   |  [ ] Form Filed by One |
|    Las Vegas       Nevada       89102    |                            |  [ ] Officer   [ ] Other       |      Reporting Person  |
|------------------------------------------|                            |      (give         (specify    |                        |
|        (City)      (State)      (Zip)    |                            |       Title         below)     |  [X] Form Filed by More|
|                                          |                            |       below)                   |      Than One Reporting|
|                                          |                            |                                |      Person            |
|                                          |                            |                                |                        |
|---------------------------------------------------------------------------------------------------------------------------------|


                                     TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                      |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security              |2.Amount of Securities Beneficially   |3.Ownership          |4.Nature of Indirect Beneficial   |
|                                 |  Owned (Instr. 4)                    |  Form: Direct (D)   |  Ownership (Instr. 5)            |
|                                 |                                      |  or Indirect (I)    |                                  |
|                                 |                                      |  (Instr. 5)         |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|Common Stock, par value $0.001   |   4,500,000                          |    D                |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|Common Stock, par value $0.001   |   4,500,000                          |    I                |  Note 1                          |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|                                 |                                      |                     |                                  |
|---------------------------------------------------------------------------------------------------------------------------------|
* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)

                                                                                                                       Page 1 of 3




FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Derivative Security  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conversion or |5.Owner-  |6.Nature of |
|  (Instr. 4)                    |  and Expiration     |  Underlying Derative Security   |  Exercise Price| ship     |  Indirect  |
|                                |  Date               |  (Instr. 4)                     |  of Derivative | Form of  |  Beneficial|
|                                |  (Month Day Year)   |                                 |  Security      | Deriv-   |  Ownership |
|                                |---------------------|---------------------------------|                | ative    |  (Instr. 5)|
|                                |Date Exer-|Expiration|                    | Amount or  |                | Secur-   |            |
|                                |cisable   |Date      |                    | Number of  |                | ity:     |            |
|                                |          |          |                    | Shares     |                | Direct   |            |
|                                |          |          |       Title        |            |                | (D) or   |            |
|                                |          |          |                    |            |                | Indirect |            |
|                                |          |          |                    |            |                | (I)      |            |
|                                |          |          |                    |            |                |(Instr.5) |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|
|                                |          |          |                    |            |                |          |            |
|--------------------------------|----------|----------|--------------------|------------|----------------|----------|------------|

Explanation of Responses:


Note 1: Peter Chin directly owns 4,500,000 shares of Elast Technologies, Inc. ("Elast") and Sandy Chin directly owns 4,500,000 shares of Elast.  Therefore, Mr. and Mrs. Chin are deemed to beneficially own each other's shares.




**Intentonal misstatements or omissions of facts
  constitute Federal Criminal violations.                  /s/ Peter Chin                            6/26/01
  See 18U.S.V. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------          ------------
                                                                    Peter Chin		                Date



                                                           /s/ Sandy Chin                            6/26/01
                                                           -------------------------------          ------------
                                                                    Sandy Chin                          Date






Note: File three copies of this Form, one of which
      must be manually signed.  If space provided is
      insufficient, see Instruction 6 for procedure.                                                               Page 2 of 3
                                                                                                               SEC 1473 (3/91)



OTHER REPORTING PERSONS:


                           Sandy Chin             3220 Westleigh Ave.
                                                  Las Vegas, NV 89102